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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Burlington Resources Inc.


     We consent to the incorporation by reference in this registration statement of Burlington Resources Inc. on Amendment No. 1 to Form S-4 of our report, which includes an explanatory paragraph for the change in method of accounting for the impairment of long-lived assets, dated January 15, 1997, on our audits of the consolidated financial statements of Burlington Resources Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which report is included in its Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts."


                                          COOPERS & LYBRAND L.L.P.

Houston, Texas

September 2, 1997